AMENDMENT TO AMENDED AND RESTATED BY-LAWS OF PRESIDENTIAL LIFE INSURANCE COMPANY Adopted by the Board of Directors of Presidential Life Corp., the sole shareholder of Presidential Life Insurance Company on December 20, 2012, effective as of December 28, 2012 Sections 8 and 10 are hereby amended and restated in their entirety to read as follows: Section 8. The directors shall be elected at the annual meeting of stockholders or as soon thereafter as practicable by plurality of the votes at such election and shall hold office until the next annual meeting of the stockholders and until their successors are elected and qualified. Any director may be removed with or without cause at any time by a majority of votes at a duly held meeting of the stockholders or by unanimous written consent of the stockholders. The number of directors of the Company shall not be less than seven (7) nor more than thirteen (13) as the Board of Directors shall from time to time designate by resolution. Each director shall hold office until the next annual meeting of the stockholders and until his successor shall have been elected and qualified. If any vacancies shall occur in the Board of Directors, the remaining members of the Board of Directors at a meeting called for that purpose on such notice as is provided for in these By-Laws, or at any regular meeting, shall elect a director or directors to fill the vacancy or vacancies occasioned and each director so elected shall hold office until the next annual meeting of stockholders. Notice of any election of a directors or directors under the provisions of this Section shall be given to the Superintendent of Financial Services of the State of New York. Each director shall be at least eighteen (18) years of age, at all times a majority shall be citizens and residents of the United States and not less than one (1) director shall be a resident of the State of New York. Not less than one-third of the directors shall be persons who are not officers or employees of the Company or any entity controlling, controlled by, or under common control with the Company and who are not beneficial owners of a controlling interest in the voting stock of the Company or of any such entity. At least one such person must be included in any quorum for the transaction of business at any meeting of the Board of Directors. In order to qualify to stand for reelection as a director, any incumbent director must have attended, in person, at least 75% of the meetings of the Board of Directors duly held during the twelve (12) month period immediately preceding the annual meeting of the stockholders of the Company at which such director will stand for reelection. * * *

2 Section 10. The Board of Directors shall establish one or more committees comprised solely of directors who are not officers or employees of the Company or of any entity controlling, controlled by, or under common control with the Company and who are not beneficial owners of a controlling interest of the voting stock of the Company or any such entity. Such committee or committees shall have responsibility for recommending the selection of independent certified public accountants, reviewing the Company’s financial condition, the scope and results of the independent audit and any internal audit, nominating candidates for director for election by stockholders, evaluating the performance of officers deemed to be principal officers of the Company and recommending to the Board of Directors the selection and compensation of such principal officers. The Board of Directors may, by resolution passed by a majority of the whole Board of Directors, designate additional committees, which, to the extent provided in such resolution, shall have and may exercise the powers of the Board of Directors and the management of the business and affairs of the Company. Each such committee shall make its own rules of procedure and shall report its proceedings to the Board of Directors when required. Not less than one-third of the members of each such committee shall be persons who are not officers or employees of the Company or of any entity controlling, controlled by, or under common control with the Company and who are not beneficial owners of a controlling interest in the voting stock of the Company or any such entity. At least one such person must be included in any quorum for the transaction of business of any such committee.